Exhibit 10.1

Dated 20 July 2026

WONG LAI HOONG

(NRIC.: 911112-10-5964)

CHAN CHEE KAE

(NRIC.: 921028-14-5081)

ANGIE WONG LAI MUN

(NRIC.: 901127-10-5124)

ONG SI ZHONG

(NRIC.: 920406-14-6213)

(“COLLECTIVELY, THE “VENDORS AND EACH A “VENDOR”)

AND

TADAA CAPITAL SDN BHD

(Company Registration No. 202501039949 (1641358-K))

(“PURCHASER”)

SHARE SALE AGREEMENT

THIS SHARE SALE AGREEMENT is made on this day of 20 July 2026 (“Agreement Date”)

BETWEEN

(1)	WONG LAI HOONG (NRIC.: 911112-10-5964), a Malaysian citizen and residing at 11A, Jalan SS 5C/10 Kelana Jaya, 47301, Petaling Jaya, Selangor (“WLH”);

(2)	CHAN CHEE KAE (NRIC.: 921028-14-5081), a Malaysian citizen and residing at A-40-10, Menara Vista Petaling, No. 137 Jalan Puchong, Mukim Petaling, 58200 Kuala Lumpur (“CCK”);

(3)	ANGIE WONG LAI MUN (NRIC.: 901127-10-5124), a Malaysian citizen and residing at A-27-08, Residensi Sunway Serene, Jalan SS8/2, 47300 Petaling Jaya, Selangor (“AWLM”);

(4)	ONG SI ZHONG (NRIC.: 920406-14-6213), a Malaysian citizen residing at 11, Jalan Taman Garing Jaya, Taman Garing Jaya, 48000 Rawang, Selangor (“OSZ”);

AND

TADAA CAPITAL SDN BHD [Registration No. 202501039949 (1641358-K)], a company incorporated in Malaysia having an address for service at No. 29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100, Puchong, Selangor, Malaysia (“Purchaser”);

(Each of WLH, CCK, AWLM, and OSZ shall be known as “Vendor” and collectively as “Vendors”)

(Each of Purchaser and Vendor shall be known as “Party” and collectively as the “Parties”)

RECITALS:

(A)	Cigar Secret Sdn Bhd [Company Registration No. 202301033567 (1527490-K)] (hereinafter referred to as “CSSB” or “the Company”) is a company incorporated in Malaysia with registered address at No. 192-3rd Floor, Jalan Changkat Thambi Dollah, Kuala Lumpur Wilayah Persekutuan and/or business address at Lot 8-5A, Plaza Batai, Jalan Batai, Damansara Heights 50490 Kuala Lumpur and has at the Agreement Date an issued and paid-up share capital of Ringgit Malaysia One Hundred (RM100.00) consisting of one hundred (100) units of ordinary shares issued at Ringgit Malaysia One only (RM1.00) each, held by the Vendors in equal proportions (“Current Total Share Capital”). The Company is principally engaged in the retail sale of tobacco products in specialised store and wholesale of tobacco, cigar, cigarettes (“Current Business”). Pending completion of the sale and purchase of the Sale Shares (as defined hereunder) contemplated under this Agreement, the Company shall continue to operate the Current Business under the name and style of “CIGAR SECRET”.

(B)	The Vendors are the legal and beneficial owners of the Current Total Share Capital in equal proportions. Subject to and conditional upon the Proposed Capitalisation (as defined hereunder) being effected, each Vendor has agreed to sell, and the Purchaser has agreed to purchase, that portion of the ordinary shares in the Company representing in aggregate approximately eighty per centum (80%) of the Enlarged Total Share Capital (as defined hereunder), upon the terms and subject to the condition contained in this Agreement.

(C)	The Parties acknowledge and agree that the purpose of the Purchaser’s purchase of the Sale Shares is to acquire a majority equity interest in the Company and majority control over the Company including the Current Business. Accordingly, the sale and purchase of the Sale Shares shall be treated as one single composite transaction and shall not be construed as separate or independent sales of the respective ISCB (as defined hereunder), and the Purchaser will not purchase part of the Sale Shares. In the event that due to whatsoever reasons the sale of any individual Share Capital Block of any individual Vendor is unable to proceed, the sale and purchase transaction herein contemplated shall be terminated or otherwise be dealt with in accordance with this Agreement.

IT IS AGREED as follows:

1.	Definitions

1.1	In addition to the terms defined in the Recitals and elsewhere in this Agreement, the following capitalised terms shall have the following meanings in this Agreement except where the context otherwise requires:

Affiliates	in relation to any person, means any other person that directly or indirectly through one or more intermediary’s controls or is controlled by, or is under common control with, that first-mentioned person and where such person is an individual, the expression shall include the spouse, children, siblings and parents of such individual

Accounts Date	means the date to which the latest Audited Accounts have been prepared;

Applicable Laws	means with respect to any person, any and all applicable constitutions, treaties, conventions, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies or any court, arbitrator or tribunal with competent jurisdiction, whether in Malaysia or elsewhere, as amended or modified from time to time, and to which such person is subject

Audited Accounts	means the audited balance sheet as at the Accounts Date and the audited profit and loss accounts for the year ended on the Accounts Date of the Company and the directors’ report and notes thereto;

Balance Purchase Consideration	has the meaning as ascribed in Clause 4.3

Business Day	means any day other than a Saturday, Sunday or public holiday on which commercial banks are open for business in Kuala Lumpur and Selangor, Malaysia;

Companies Act	means Companies Act 2016 [Act 777];

Claim	means any notice, demand, assessment, letter or other document issued or action taken by any revenue or taxing authority in Malaysia or elsewhere or other statutory or governmental authority, body or official whatsoever (whether of Malaysia or elsewhere in the world) whether issued or taken before or after Completion, whereby the Company or the Purchaser are or may be placed or sought to be placed under a liability or to make a payment or deprived of any relied, rebate, set-off, allowance, credit or repayment provided always that such liability or deprivation arises from or relates to the Company’s income, transaction, event, act or omission occurring prior to or on Completion

Completion	means the actual completion of the sale and purchase of the Sale Shares pursuant to Clause 6.5;

Completion Date	means the day Completion occurs as stipulated in Clause 6.5.1;

Confidential Information	means all information of the Parties and the Company, the Company’s subsidiaries and/or Affiliates, and the Company’s employees and such other information labelled as ‘Confidential’, ‘Private and Confidential’, ‘P&C’ or with any other similar phrases or words by any Party, in any and all mediums, whether oral, written or otherwise, including but not limited to, details of the prospective investors and members, any data, manner of operations of business, standard operational procedures, policies, procedures, fees structures, ideas, techniques, programs, marketing strategies, marketing information, financial information, marketing plans, prospective leads, advertising plans, business analysis, any written or oral data, files, agreement, contract, memorandum, any negotiation record on any device, any information and forecasts, technology, research, know-hows, inventions, discoveries, designs, processes, formulations, models, equipment, arithmetic, algorithms, software programs, interfaces, documents, ideas, concepts, specifications, information concerning research and development work, trade and/or business secrets, current, planned or proposed products, marketing and/or business plans, forecasts, projections and analyses, financial statements, financial information, proprietary information, prices, customer information, customer-client relationship, site information and intellectual property rights

Constitution	means the document as defined in Section 34 of the Companies Act 2016;

Deposit	has the meaning ascribed in Clause 4.2

Encumbrance	means any mortgage, charge (whether fixed or floating), pledge, lien, assignment of receivables, title, encumbrance, hypothecation, security interest, title retention or other security arrangement of any kind or any other encumbrance of any nature whatever;

Enlarged Total Share Capital	means the issued and paid-up share capital of the Company upon completion of Proposed Capitalisation

Escrow Agreement	means written agreement between the Vendors, Purchaser and Escrow Agent with respect to arrangement of the Escrow Realisation Payment Scheme

Escrow Realisation Payment Scheme	the mechanism to settle Balance Purchase Consideration as particularised in Clause

Escrow Realisation Period	means the period commencing from the Unconditional Date and expiring on the seventh (7th) from the Unconditional Date, within which the Balance Purchase Consideration shall be fully settled by the Purchaser in accordance with the Escrow Realisation Payment Scheme, and such period shall not be extended unless otherwise agreed by the Vendors and Purchaser in writing;

“Individual Share Capital Block” or “ISCB”	has the meaning ascribed in Clause 2.2

Leakages	means any of the following matters occurring during the period from the Locked Box Date up to and including Completion:

	(a)	declare, pay or make any dividend or distribution to the Vendors or any of their associates;

	(b)	make any payment, transfer any asset, or assume any liability in favour of the Vendors or any of their associates, other than Permitted Leakage;

	(c)	make any withdrawal from or transfer out of any bank account of the Company, other than Permitted Leakage;

	(d)	waive, discount, set off or release any amount owed to the Company by the Vendors or any of their associates;

(e)	pay or agree to pay any management, consultancy, monitoring or similar fee to the Vendors or any of their associates;

(f)	make any loan or advance to any person from the Company’s funds, or give any guarantee, indemnity or security in respect of any obligation of any person;

(g)	enter into, amend or terminate any contract or arrangement with the Vendors or any of their associates otherwise than in the ordinary course of business and on arm’s length terms;

(h)	create, issue, allot, redeem, purchase or reduce any share capital of the Company;

(i)	incur any capital expenditure or commitment other than trade debt, operational liabilities, financing or expenditure incurred or arising in the ordinary course of business and consistent with past practices; or

(j)	agree, conditionally or otherwise, to do any of the matters reference in sub-paragraphs (a) to (i) above

Locked Box Account	means collectively, the audited financial statement of the Company for the financial year ended on the Locked Box Date which has been reviewed by the Purchaser, as annexed in Schedule 1

Locked Box Date	means 31st January 2026

Long Stop Date	means 31st August 2026 or such other date as the Purchaser may notify the Vendor in wring provided that such extension shall not exceed sixty (60) days from the original Long Stop Date

Losses	means any and all losses, damages, actions, proceedings, claims, liabilities, penalties, fines, costs, charges and expenses (including, without limitation, all costs and expenses incurred in disputing or defending any of the foregoing on a full indemnity basis) excluding damages for indirect consequential losses;

Material Adverse Change	means an event which has or would reasonably be expected to have a Material Adverse Effect

Material Adverse Effect	means material adverse effect in relation to the affairs, operations, businesses, properties, regulatory changes, loss of key contracts, financial condition (including liabilities, assets and results) and/or prospects of any of the Company, that has caused or is reasonably likely to cause the net asset value of the Company to decrease by more than 20% from that set forth in the Locked Box Account

Permitted Leakage	means:

	(a)	any payment made by the Company which has been specifically accrued or provided for in the Locked Box Account;

	(b)	any payment by the Company in respect of goods and services supplied by the Company in the ordinary course of business and consistent with past practice;

	(c)	the payment by the Company of salaries, wages, statutory contributions and other remuneration to employees and officers of the Company which the Company is contractually or statutorily required to pay in the ordinary course of business, consistent with past practices;

	(d)	any payment of rent, utilities, insurance premiums, license fees and other recurring operating expenses of the Company in the ordinary course of business;

	(e)	any payment of taxes due and payable by the Company under applicable laws;

	(f)	any transaction expressly contemplated by or undertaken pursuant to this Agreement; and

	(g)	any payment or transaction expressly approved in writing by the Purchaser

Proposed Capitalisation	has the meaning ascribed in Clause 3.2(g)

Purchase Consideration	has the meaning ascribed in Clause 4.1;

Restricted Period	means the period of six (6) months from the date of issuance and allotment of the TGI Shares or Escrow Shares (whichever applicable) to the Escrow Agent;

Sale Shares	has the meaning ascribed in Clause 2.2 and 2.3

Stamped STF	means stamped share transfer form (s)

“Share Transfer Form” or “STF”	means share transfer form(s)

“Tax”, “Taxes” and “Taxation”	includes:

	(a)	all forms of taxation, duties, imposts, levies, rates or other statutory, governmental or local governmental impositions of whatsoever nature whenever created or imposed in Malaysia or elsewhere, including income tax, property tax, real property gains tax, capital gains tax, capital duty, stamp duty, service tax, goods and services tax, value added tax, sales tax, payroll tax, withholding tax, rates, customs and excise duties, regional or local taxes, municipal taxes, and generally any tax, duty, impost, levy or rate or any amount payable to the revenue, customs or discal authorities of any and all relevant jurisdiction;

	(b)	all Tax Losses; and

	(c)	all costs, interest, penalties, fines, charges and expenses incidental or relating to any of the above;

TGI	means Treasure Global Inc (Delawarean Secretary of State File No.: 7908921), a company incorporated in the State of Delaware, United States of America and having its common stock publicly traded and listed on Nasdaq Stock Exchange

TGI Shares	means common stock of TGI;

Transaction	includes any transaction, act, event or omission of whatever nature;

Vendor’s Representative	has the meaning ascribed in Clause 4.3.3(e)

Warranties	any warranties and/or representations given by the Vendor(s) and Purchaser under this Agreement.

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.2	Account

Any reference in this Agreement or the Schedules to “accounts” shall include the directors' and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned and for the accounting period in question unless the reference is to unaudited accounts prepared by management in which case, the directors’ and auditors’ reports shall be omitted.

1.3	Companies Act

The words “subsidiary”, “related corporation” and “holding company” shall have the same meaning in this Agreement as their respective definitions in the Companies Act.

1.4	Time

A reference to the time of day is to Malaysia time. If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period shall expire on the next Business Day.

1.5	Miscellaneous

1.5.1	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. When there is any doubt in the construction of this Agreement, no Party shall be prejudiced merely because it or its solicitors had prepared this Agreement or proposed the relevant text in issue in this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to the “Appendices”, “Clauses”, “Recitals” and “Schedules” are to the relevant appendices, clauses of, recitals of and the schedules to this Agreement, all of which form an integral part of this Agreement.

1.5.2	Notwithstanding anything to the contrary contained in this Agreement, the Vendors’ obligations and liabilities in connection with the transactions contemplated under this Agreement are owed by the Vendors to the Purchaser on a joint and several basis for the sale and purchase of the Sale Shares transactions.

2.	Sale and Purchase of Sale Shares

2.1	Conditional upon the Proposed Capitalisation being effected in accordance with Clause 3.2(f), the share capital of the Company shall comprise the Enlarged Total Share Capital, being Ringgit Malaysia One Hundred Eighty-Seven Thousand Three Hundred and Forty-Eight only (RM187,348.00) consisting of one hundred and eighty-seven thousand three hundred and forty-eight (187,348) units of ordinary shares issued at Ringgit Malaysia One only (RM1.00) each, of which each Vendor shall hold forty-six thousand eight hundred and thirty seven (46,837) units of ordinary shares, representing twenty-five per centum (25%) of the Enlarged Total Share Capital.

2.2	Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and each Vendor agrees to sell thirty-seven thousand four hundred and seventy (37,470) ordinary shares (each an “Individual Share Capital Block” or “ISCB”), free from all Encumbrances and together with all rights, benefits and entitlements attaching thereto as at Completion, including all dividends and distributions declared, made or paid on or after Completion.

2.3	The Individual Share Capital Block’s collectively comprise one hundred and forty-nine thousand eight hundred and eighty (149,880) units of ordinary shares in the Company, representing approximately eighty percent (80%) of the Enlarged Total Share Capital (“the Sale Shares”). The sale and purchase of the Sale Shares shall be treated as one single composite transaction and shall not be construed as separate independent sales of the respective ISCB, and the Purchaser shall not be obliged to purchase any part of the Sale Shares unless all the ISCBs are sold to the Purchaser simultaneously.

3.	Due Diligence and Conditions Precedent

3.1	The Parties acknowledges that the Purchaser has, prior to the execution of this Agreement, conducted due diligence exercise on the Company and the Vendor in respect of all matters (including but not limited to the Sale Shares, the Company’s assets, liabilities, undertakings, financial, operational, management, accounting, financial and legal matters) (the “Due Diligence Exercise”) and the Due Diligence Exercise was completed to satisfaction of the Purchaser.

3.2	The sale and purchase of the Sale Shares is conditional upon the satisfaction of the following conditions (unless otherwise waived, where applicable) on or before Long Stop Date:

(a)	the Purchaser being satisfied with the outcome of Due Diligence Exercise;

(b)	the Escrow Agreement with respect to the Escrow Realisation Payment Scheme being entered into by the Vendors, Purchaser and the Escrow Agent concurrently on the Agreement Date;

(c)	the Purchase Consideration and valuation of the Sale Shares being supported and confirmed by an independent valuation carried out by independent valuer appointed by the Purchaser;

(d)	the Vendors having obtained all required approvals including all necessary corporate approvals (such as board resolutions), regulatory, governmental and third-party approvals, consents, waivers or authorisations for disposal of Sale Shares in accordance with the provisions of this Agreement;

(e)	the Purchaser having obtained all required approvals including all necessary corporate approvals, regulatory, governmental and third-party approvals, consents, waivers or authorisation for the acquisition of the Sale Shares in accordance with the provisions of this Agreement;

(f)	a written confirmation from the Vendors confirming no Material Adverse Change in CSSB, occurring as at Agreement Date;

(g)	a sum of Ringgit Malaysia Forty-Six Thousand Eight Hundred and Twelve only (RM46,812.00) owing by the Company to each Vendor being capitalised and converted into forty-six thousand eight hundred and twelve (46,812) units of ordinary shares in the Company at Ringgit Malaysia One only (RM1.00) per share for each Vendor, and all necessary resolutions and filings required under the Companies Act to effect such capitalisation having been duly passed and lodged (“Proposed Capitalisation”); and

(h)	all representations and warranties by the Parties in this Agreement being true and correct in all material respects as at the Agreement Date.

(“Condition Precedent”)

3.3	Each Party shall use its best endeavours to procure the fulfilment of the Condition Precedent set out in Clause 3.2 which are within its respective control, on or before Long Stop Date. The Vendors shall be responsible for procuring the fulfilment of the condition precedent stipulated in Clause 3.2(f) on or before Long Stop Date.

3.4	This Agreement shall become unconditional on the date on which the last of the Condition Precedent set out in Clause 3.2 is fulfilled or, where applicable, waived in writing by the Party entitled to the benefit of such condition precedent (“Unconditional Date”). For the avoidance of doubt, this Agreement shall be valid and binding on the Parties as from the Agreement Date in the event if the documents as provided 3.2(a) to (h) are executed on the same date as the Agreement Date.

3.5	The Purchaser may, in its absolute direction and by written notice to the Vendors, waive any of the Condition Precedent set out in Clause 3.2 which are for the benefit of the Purchaser. No waiver of Condition Precedent shall constitute a waiver of any other Condition Precedent or of any right or remedy available to the Purchaser under this Agreement. If any of the Condition Precedent set out in Clause 3.2 is not fulfilled or waived on or before the Long Stop Date, the Purchaser shall be entitled, by written notice to the Vendors that:

(a)	terminate this Agreement, whereupon the Vendors shall within seven (7) days from the date of termination refund to the Purchaser the Deposit and all other monies paid by the Purchaser under this Agreement, free of interest, in full, without prejudice to any other rights or remedies available to the Purchaser under this Agreement, at law or in equity; or

(b)	extend the Long Stop Date for such further period as the Parties may agree in writing subject to the limit set out in the definition of Long Stop Date.

3.6	The Parties hereby acknowledge that the Due Diligence Exercise has disclosed the Company’s current state of Encumbrance and liabilities as of the Locked Box Date, and the Purchaser hereby confirms to have taken express notice thereof (“Current Condition”). The Purchaser’s acknowledgement of Current Conditions shall not limit or prejudice the Vendor’s Warranties or the Vendors’ obligations under this Agreement, and the Vendors shall remain jointly and severally liable for any breach of Warranty or any undisclosed Encumbrance or liability existing as at or prior to the Locked Box Date.

4.	Consideration

4.1	Purchase Consideration

4.1.1	The purchase price payable by the Purchaser to the Vendor for the purchase of the Sale Shares shall be Ringgit Malaysia Two Million Five Hundred Thousand Only (RM2,500,000.00) (“Purchase Consideration”).

4.1.2	The Parties agree that the Purchase Consideration is for the purchase of the Sale Shares collectively as one single composite transaction. The Purchase Consideration shall be paid in accordance with Clause 4.

4.1.3	Each Vendor shall be entitled to twenty-five percent (25%) of the Purchase Consideration (“Purchase Consideration Distribution Ratio”).

4.2	Deposit

4.2.1	The Purchaser shall upon execution of this Agreement, pay a deposit to the Vendors a sum of Ringgit Malaysia Two Million Two Hundred Fifty Thousand Only (RM2,250,000.00) (“Deposit”) in accordance with the terms and conditions of Clause 4.2.2.

4.2.2	If the Purchaser elects to satisfy the Deposit by way of TGI Shares, the Parties agrees that Purchaser shall pay the Deposit to the Vendors through the Escrow Realisation Payment Scheme with Escrow Realisation Period, the particulars whereof are hereinbelow detailed:

(a)	parties and the Escrow Agent shall enter into Escrow Agreement concurrently with this Agreement. The Escrow Agreement shall particularise the mechanism and manner in which the issues arising in the Clause 4.2.2 are to be managed;

(b)	the part of Deposit shall first be converted into United States Dollars at the middle rate for the conversion of Ringgit Malaysia to United States Dollars as published by Bank Negara Malaysia on the last trading day immediately preceding the Agreement Date (“Exchange Rate”). The number of Escrow Shares to be issued and allotted shall be determined by dividing the Deposit (as converted into United States Dollars at the Exchange Rate) by the closing price per share of TGI common stock on the Nasdaq Stock Exchange on the last trading day immediately preceding the Agreement Date (“Reference Price”), and any fractional share shall be rounded down to the nearest whole share;

(c)	parties agree that the Purchaser shall cause the Escrow Agent to be allotted and issued with such number of common stocks in one TGI, as the Parties and the Escrow Agent may agree in writing (“Escrow Shares”);

(d)	the Escrow Shares so issued and allotted shall be subject to restriction on trading for the Restricted Period from the date of allotment and issuance thereto;

(e)	the Vendors and Purchaser agree that the Escrow Shares shall be disposed of upon expiry of the Restricted Period in accordance with Escrow Agreement, and the proceed of sale of the Escrow Shares (“Escrow Sale Proceed”) shall be utilised towards payment of the Deposit;

(f)	the Parties acknowledge and agree that the Escrow Shares are accepted by the Vendors solely as part of the Escrow Realisation Payment Scheme. Upon the expiry of the Restricted Period, the Vendors and the Purchaser shall jointly instruct the Escrow Agent to the dispose of the Escrow Shares in accordance with the terms and conditions of the Escrow Agreement; and

(g)	upon the issuance, allotment and disposal of the Escrow Shares, the risk of fluctuation in the market value, tradability, liquidity or realisable value of the Escrow Shares shall be borne solely by the Vendors, and the Purchaser shall not be liable for any diminution in the value of the Escrow Shares after the date of issuance and allotment.

4.3	Balance Purchase Consideration

4.3.1	The Parties agree that the balance purchase consideration being Ringgit Malaysia Two Hundred Fifty Thousand Only (RM250,000.00) equivalent to ten per centum (10%) of the Purchase Consideration (“Balance Purchase Consideration”) shall be paid by the Purchaser to the Vendor in accordance to the terms and conditions Clause 6.5

4.3.2	The Purchaser shall be authorised to release the Balance Purchase Consideration to the Vendors in accordance with the Purchase Consideration Distribution Ratio, unless the Vendors jointly direct the Purchaser in writing to pay the entire Balance Purchase Consideration to a single Vendor on behalf of all the Vendors and the Vendors hereby acknowledge receipt of the same.

5.	Locked Box, Transactional Limit, and Financial Disclosure

5.1	The Vendors represent and warrant to the Purchaser, in respect of the CSSB, that the Locked Box Account:

(b)	has been properly prepared with due care and attention and in good faith on a basis in accordance with the Malaysia Financial Reporting Standards and applicable laws, and gives a true and fair view of the financial position of the Company as at the Locked Box Date and of the results and cash flows of the financial year ended on the Locked Box Date.

(c)	makes full provision for all actual liabilities and discloses all contingent liabilities as at the Locked Box Date; and

(d)	properly reflects all amounts owing by or to the directors and shareholder of the Company as at the Locked Box Date.

5.2	No Leakage

The Vendors undertake to the Purchaser that during the period from the Locked Box Date up to and including Completion, the Vendors shall not, and shall procure that the Company shall not, do or permit any Leakage.

5.3	Transactional Limit

Subject to Permitted Leakage, the Vendors shall use their best endeavours to ensure and cause the Company:

(a)	not to incur any further Encumbrances and/or liabilities after the Locked Box Date;

(b)	not to dispose of any assets after the Locked Box Date; and

(c)	to ensure that the financial position of the Company shall remain materially unchanged since the Locked Box Date.

5.4	Financial Disclosure

The Vendors shall, during the period from the Locked Box Date up to and including Completion:

(a)	provide the Purchaser with access to the Company’s financial records, bank statements, management accounts and such other financial information as the Purchaser may reasonably request;

(b)	procure that the Company provides the Purchaser with monthly management accounts (including a profit and loss statement, balance sheet and cash flow statement) within fourteen (14) days after the end of each calendar month; and

(c)	promptly notify the Purchaser in writing of any Leakage or any event which is likely to constitute a Leakage or a Material Adverse Change.

5.5	Locked Box Warranty

The Vendors represent and warrant to the Purchaser that since the Locked Box Date and up to the Agreement Date, no Leakage has occurred other than Permitted Leakage, and the Company has carried on its business in the ordinary and usual course in a manner substantially consistent with past practice. This warranty shall be deemed repeated at Completion by reference to the facts and circumstance then existing.

5.6	Remedy

In the event of any breach of Clause 5.2, the Vendors shall pay to the Purchaser on demand a sum equal to the amount of the Leakage, on a dollar-for-dollar basis, within fourteen (14) days from the date of the Purchaser’s written notice to the Vendors of such breach. This remedy shall be without prejudice to any other rights or remedies available to the Purchaser under this Agreement or at law.

6.	Pre-Completion and Completion

6.1	Pre-Completion

6.1.1	Within five (5) Business Days after the Unconditional Date (or such other period as the Parties may agree in writing), the Vendors shall deliver or cause to be delivered to the Purchaser the following:

(a)	the original duly executed and undated share transfer form (executed by the Vendors) in respect of the Sale Shares of the Company, in favour of the Purchaser (“Vendors Executed STFs”), accompanied by the relevant original share certificates for the Sale Shares;

(b)	the original signed and undated directors’ resolution of the Company approving the transfer of the Sale Shares to the Purchaser, the registration of share transfer, subject only to it being duly stamped and the appointment of such persons nominated by the Purchaser as Company’s directors (“Purchaser Nominee Director”);

(c)	the original signed and undated resignation letter of WLH, AWLM and OSZ as directors of the CSSB containing a statement that there are no monies owed by the Company to him/her and that he/she has no claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise howsoever (“Current Director Resignations”);

(d)	the written confirmation signed and undated by the each of the Vendor confirming there are no monies (including but not limited to any debt or outstanding) due and owing by the CSSB to the Vendors, their Affiliates or person connected to them (as such expression is defined in the Companies Act) and that the Vendors has no claims against CSSB and if there are any such claim, the Vendors shall irrevocably release, waive and disclaim all their rights to such claims;

(e)	the original signed and undated board resolutions of the Company approving the revocation of all existing authorities to bankers of the Company in respect of the operation of bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(f)	such waivers of pre-emption rights, consents or approvals from existing shareholders or relevant parties under the constitution of the Company; and

(g)	any such documents as may be required for the stamping of the share transfer form (including copies of the latest audited accounts of the Company, certified true copies of the certificate of incorporation, and all return of allotment of shares) and such other documents, as may be required, to given the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered holder thereof.

6.2	Conduct of Business

6.2.1	During the period from the Agreement Date up to and including Completion, the Vendors shall procure that the Company:

(a)	carries on its business in the ordinary and usual course in a manner substantially consistent with the past practices;

(b)	maintains its existing insurance policies in full force and effect;

(c)	preserves its relationships with customers, suppliers and employees;

(d)	does not make any changes to the terms and conditions of employment of any employee or officer, or hire or terminate any employee or officer, without the prior written consent of the Purchaser;

(e)	shall not make any loans or grant any credit to any person (other than given in the ordinary course of trading);

(f)	shall not enter into any guarantee, indemnity or surety or provide any security in favour of any person;

(g)	shall not permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(h)	shall not make any borrow any money or give or allow to exist any charge or other security over its assets or undertakings;

(i)	shall not permit any liens to arise on any of its assets;

(j)	provides the Purchaser and its representative with reasonable access to the Company’s premises, assets, books and records during the normal business hours upon reasonable prior notice; and

(k)	agree, conditionally or otherwise, to do any of the foregoing.

6.2.2	The Company will not vary or amend its constitution (if any);

6.2.3	The Company will not reduce or increase its share capital, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option right to purchase, mortgage, charge, pledge lien or other form of security or encumbrance over any such shares or securities;

6.2.4	The Company will not enter into any agreement or incur any commitment involving any capital expenditure or expenditure other than in the ordinary course of business and consistent with past practices or as may be required in order to satisfy an existing contractual requirement;

6.2.5	The Company will have sufficient cash and cash equivalent for its respective working capital requirements so as to maintain the Company as a going concern;

6.2.6	The Company shall keep proper books of record and accounts, in which full and correct entries shall be made of all its financial transactions and its assets and business in accordance with Malaysian Financial Reporting Standards issued by the Malaysian Accounting Standards Board consistently applied;

6.2.7	The company will comply in all material respects with all Applicable Laws to which it is subject;

6.2.8	The Company shall pay and discharge before the same shall become delinquent;

(a)	all taxes, assessments and governmental charges imposed upon it or upon its property; and

(b)	all lawful claims which, if unpaid, might by law become a lien upon its property.

6.3	Shareholder Agreement

The Parties shall negotiate in good faith and execute a shareholder agreement to govern their rights and obligations as shareholders of the Company within sixty (60) days after Completion, or such longer period as the Purchaser may agree in writing (“the Shareholder Agreement”) . Completion shall not be conditional upon the execution of the Shareholder Agreement, provided that the Parties shall continue to negotiate and execute the Shareholder Agreement. Each Vendor shall provide all reasonable assistance and shall take all actions reasonably required by the Purchaser to negotiate, finalise and execute the Shareholder Agreement within the period specified herein.

6.4	Notification of Material Adverse Change

The Vendors shall promptly notify the Purchaser in writing of any matter arising after the Agreement Date which, if it had arisen before the Agreement Date, would have constituted a breach of any Warranty or would be likely to give rise to a Material Adverse Change.

6.5	Completion

6.5.1	Subject to the constitution of the Company and the Companies Act, the Completion Date shall be the date on which:

(a)	the Purchaser is registered as the proprietor of the Sale Shares in the register of members of the Company;

(b)	to apply or cause the Company to apply cancellation the original share certificate(s) of the Sale Shares issued in favour of the Vendors, if any;

(c)	to apply or cause to apply to the Company to issue new share certificate(s) of the Sale Shares in favour of the Purchaser;

(d)	after or concurrent with the appointment of the Purchaser Nominee Directors as the directors, to deliver to the Company the Current Directors Resignations to effectuate the resignation of the WLH, AWLM and OSZ as directors of the Company.

shall be known as “Completion Date”;

whereby: on Completion Date, the sale and purchase transaction of the Sale Shares is Completed. Completion as referred to in this Agreement shall be construed accordingly.

6.6	Completion Deliverable

6.6.1	On the Completion Date, the Vendors shall deliver or cause to be delivered to the Purchaser:

(a)	a written confirmation from the Vendors that the Sale Shares are transferred free from all Encumbrances and together with all rights attaching thereto as the Completion Date;

(b)	a director’s or authorized signatory’s certificate (if required by the Purchaser) confirming that the Warranties remain true and correct as the Completion Date;

(c)	all books, records, statutory registers, financial records, passwords, company seals and other documents or property of the Company in the Vendors’ possession or control; and

(d)	all other documents, consents and instruments as may be reasonably required by the Purchaser to give full effect to the transfer of the Sale Shares under this Agreement.

6.7	Post-Completion

6.7.1	Upon Completion:

(a)	the Purchaser shall be entitled to exercise majority control and management of the Company, including the right to appoint directors, officers and authorized signatories in accordance with the Shareholders’ Agreement;

(b)	the composition and number of directors of the Company following Completion shall be determined in accordance with the Shareholders’ Agreement; and

(c)	the Vendors shall provide such assistance as may be reasonably required by the Purchaser to facilitate an orderly transition of the management and operations of the Company following Completion.

6.8	Effect of Completion

The Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter, except by a specific written waiver or release by the Purchaser. The Vendors’ Warranties, covenants and indemnities are deemed given by the Vendors jointly and severally in favour of the Purchaser.

7.	Representation, Warranties and Undertakings

7.1	Vendor’s Warranties

7.1.1	The Vendor hereby warrants to and undertakes with the Purchaser:

(a)	that the statement contained in the Recitals are true and accurate in all respects;

(b)	upon completion of the Proposed Capitalisation, each Vendor will be the legal and beneficial owner of thirty-seven thousand four hundred and seventy (37,470) ordinary shares in the Company comprising the Vendor’s ISCB;

(c)	that the Sale Shares are or will upon completion of the Proposed Capitalisation be free from all Encumbrances and, save for the Proposed Capitalisation, no person has any right (whether exercisable now or in the future, and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption);

(d)	each Vendor has the full legal right, power and authority to enter into this Agreement and all necessary action has been taken to authorize the execution of this Agreement and the transactions contemplated herein;

(e)	the execution of this Agreement and the performance of the Vendors’ obligations hereunder constitute valid, legal and binding obligations enforceable against each Vendor in accordance with its terms;

(f)	the execution of this Agreement and the sale of the Sale Shares will not result in a breach of any of the terms or provisions of, constitute a default under, or conflict with any agreement, indenture, constitutional document or other instrument or obligation to which the Vendors or the Company are a party or by which they are bound;

(g)	the Company has been duly incorporated and is validly existing under the laws of Malaysia, has not been nor is in the process of being wound up or liquidated, and has full corporate power and authority to carry on its business as currently conducted;

(h)	the Company has complied with its constitution and the Companies Act in all material respects;

(i)	no Vendor is Insolvent and no step as have been taken or are pending for the bankruptcy, winding up, liquidation or appointment of a receiver, manager or similar officer over any Vendor’s assets. For the purpose of this Agreement, “Insolvent” means, in the case of an individual, having committed an act of bankruptcy as defined under the Insolvency Act 1967 or being the subject of any action for adjudication of bankruptcy, or being insolvent or bankrupt;

(j)	no litigation, arbitration, administrative or other proceedings are current, pending or threatened against the Company or any Vendor which would have a material adverse effect on the Company, the Sale Shares or the ability of any Vendor to perform its obligations under this Agreement;

(k)	all information provided by the Vendors to the Purchaser in connection with Due Diligence Exercise was true, complete and accurate in all material respects as at the date it was provided and is not misleading; and

(l)	all outstanding amounts owing by the Company to the Vendors and/or the directors of the Company as at the Locked Box Date have been fully capitalized and converted into share capital of the Company in accordance with Clause 3.2(f) and as at the Agreement Date, save for the amount set out in the Locked Box Account, the Company has no outstanding loans, advances or other amounts payable to the Vendors and/or the directors of the Company.

7.2	Purchaser’s Warranties

7.2.1	The Purchaser warrants to and undertakes with the Vendor that:

(a)	it has full legal rights and power to enter into this Agreement and all necessary actions have been taken to authorise the execution of this Agreement;

(b)	the execution of this Agreement by the Purchaser and the performance of its obligations constitute valid, legal and binding obligations enforceable against the Purchaser or his nominee (as the case may be) in accordance with its terms; and

(c)	the Purchaser is not insolvent and no steps have been taken or are pending for its winding up, liquidation or the appointment of a receiver, manager or similar officer over its assets.

7.3	Separate and independent

Save as expressly otherwise provided, the Vendors’ Warranties shall be separate and independent and shall not be limited by reference to any other Warranty or any other provision of this Agreement.

7.4	Parties Induced by and Relied on Warranties

Each Party acknowledges that the other Party is entering into this Agreement in reliance on (inter alia) the Vendors’ Warranties or the Purchaser’s Warranties (as applicable) and was induced by the same to enter into the Agreement.

7.5	Survival

Unless otherwise terminated, rescinded or prior determined, the Warranties shall remain enforceable from the Agreement Date until the date failing twenty-four (24) months after Completion. Termination, rescission or prior determination of this Agreement shall not affect the rights and remedies of each Party for any antecedent breach.

8.	Indemnity

8.1	In consideration of the Purchaser entering into this Agreement on the basis of the representations, warranties, undertakings and agreements of the Vendors in this Agreement and to the intent that the same will be fulfilled down to, and will be true and correct in all material respects and not misleading at, Completion as if they had been entered into afresh at Completion with reference to the facts and circumstances existing on such day, the Vendors hereby undertake to the Purchaser that they will, indemnify and keep the Purchaser harmless from and against all Losses which may be made or brought against the Purchaser or the Company or which the Purchaser or the Company may suffer or incur as a result of or in relation to any misrepresentation by the Vendors or any breach of the Vendors’ Warranties on their part or any failure by the Vendors to perform their obligations under the undertakings or agreements contained in this Agreement.

8.2	Tax Indemnity

8.2.1	In consideration of the Purchaser entering into this Agreement on the basis of the representations, warranties, undertakings and agreements of the Vendors in this Agreement, the Vendors hereby agrees with and undertakes to the Purchaser and the Company to indemnify and keep indemnified the Purchaser and the Company against any depletion in or reduction in the value of its or their assets or increase in its or their liabilities (whether as a result, or in consequence of, any claim for Taxation which has been made or may hereafter be made):

(a)	in respect of or arising from any transaction effected or deemed to have been effected on or before Completion; or

(b)	by reference to any income, profits or gains earned, accrued or received on or before Completion, regardless of when the relevant claim in respect of any such liability was, is or will be commenced.

8.2.2	The indemnity in Clause 8.2.1 shall include without limitation, all penalties, charges, interest, costs and expenses including without limitation, external advisors’ and/or consultants’ fees incurred by the Purchaser and the Company in connection with any claim for Taxation or liability as is herein mentioned.

8.2.3	For the purpose of this Clause 8.2:

(a)	references to any transaction effected on or before Completion include the combined result of two or more transactions the first of which shall have taken place or the commencement of which shall have occurred on or before Completion;

(b)	refences to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated as earned, accrued or received for Taxation purposes wholly or partly relate to any period or part-period ending on or before the Completion Date; and

(c)	where any person (including the Purchaser or the Company) suffers loss of or reduction in the amount of any relied, allowance, deduction, rebate, set-off, or credit or has a right to the repayment of Taxation nullified or cancelled in whole or in part and such relied, allowance, deduction, rebate, set-off, credit or right to repayment related to a transaction which was effected on or before Completion or was granted by refence to any income, profits or gains earned, accrued or received on or before Completion, then such person shall be treated as having incurred a corresponding depletion in or reduction in the value of his assets as a result of a claim for Taxation made in circumstances falling within Clause 8.2.1

9.	Non-Competition

9.1	In this Clause:

(a)	"Business" means the retail sale of tobacco products, wholesale of tobacco, cigar, cigarettes, and the retail sale of tea, coffee, soft drinks, mineral water and other beverages, and any other business activities conducted by the Company on and before the Completion Date;

(b)	"Prohibited Period" means the period commencing on the calendar day immediately following the Completion Date and ending on the fifth (5th) anniversary of the Completion Date; and

(c)	"Prohibited Person" means any associate, affiliate or family member of a Vendor.

9.2	Each of the Vendors agrees and undertakes to the Purchaser that he or she shall not, and shall procure that no Prohibited Person shall, during the Prohibited Period:

(a)	carry on, be engaged in, be concerned with or be interested in (whether directly or indirectly and whether as principal, agent, partner, director, shareholder, employee, consultant or otherwise) any business which is the same as, similar to, or competitive with the Business;

(b)	solicit, canvass, approach or entice away from the Company any person who is or was a customer, client or supplier of the Company;

(c)	solicit, entice or endeavour to entice away from the Company any person who is or was an employee, officer, consultant or agent of the Company; or

(d)	use any trade name, trademark, business name or style which is identical or similar to, or likely to be confused with, any trade name, trademark, business name or style used by the Company (including "CIGAR SECRET").

9.3	Each Vendor acknowledges that the restrictions in this Clause 9 are reasonable and necessary for the protection of the Purchaser's legitimate interests in the Company and the goodwill acquired as part of the Sale Shares, and that the duration and scope of such restrictions are fair and proportionate.

9.4	If any restriction in this Clause 9 is held to be void or unenforceable but would be valid and enforceable if some part thereof were deleted or the scope or duration were reduced, such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

10.	Event of Default and Termination

10.1	Event of Default

10.1.1	The following shall be an event of default by the Vendors:

(a)	if there is a Material Adverse Change of any of the Company occurring on or before the Completion Date;

(b)	if there is a material breach of any of the Vendors’ Warranties on or before the Completion which breach cannot be remedied or there is a material breach of any of the Vendors’ Warranties and if such material breach is capable of being remedied, the Purchaser has given a written notice to the Vendors to remedy the same within fourteen (14) Business Days from the date of the notice (“Remedy Period”) and the Vendors has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period; or

(c)	if there are a material breach of any of the Vendors’ obligations, warranties, undertakings, covenants under the Agreement which breach cannot be remedied or there is a material breach of any of the Vendors’ Warranties and if such material breach is capable of being remedied, the Purchaser has given a written notice to the Vendors to remedy the same within Remedy Period and the Vendors has failed to remedy the said breach to the Purchaser’s satisfaction during the Remedy Period; or

(d)	if the other Party, its personnel, employees, servants, officers and/or agents is found or known or suspected to be involved in any fraudulent (whether constructive, actual and/or implied) or any unlawful activity related to this Agreement; or

(e)	an insolvency/bankruptcy event of any of the Vendors (which includes any of the Vendors entering into any compromise or arrangement with a creditor or having any bankruptcy petition presented, or any enforcement or litigation proceedings taken, against him/her which is not settled or resolved within 30 days); or

(f)	if the other Party allow any judgment against it to remain unsatisfied for more than seven (7) calendar days thereof or has any distress or execution or other process of a court of competent jurisdiction levied upon or issued against any of its property and such distress execution or other process as the case may be is not satisfied by it within seven (7) calendar days from the date thereof; or

(g)	if the other Party enters into any composition or arrangement with or for the benefit of its creditors (except arrangement with the Party); or

(h)	any Condition Precedent not being satisfied or not waived by the Purchaser on or before the Long Stop Date; or

(i)	if this Agreement is held to be illegal or invalid in its entirety under present or future laws or regulations.

10.1.2	The following shall be an event of defaults by the Purchaser: -

(a)	if there is a material breach of any of the Purchaser’s Warranties on or before the Completion which breach cannot be remedied or there is a material breach of any of the Purchaser’s Warranties and if such material breach is capable of being remedied, the Vendors has given a written notice to the Purchaser to remedy the same within Remedy Period and the Purchaser has failed to remedy the said breach to the Vendors’ satisfaction during the Remedy Period;

(b)	if there is a material breach of any of the Purchaser’s obligations, warranties, undertakings, covenants under the Agreement which breach cannot be remedied or there is a material breach of any of the Purchaser’s Warranties and if such material breach is capable of being remedied, the Vendors has given a written notice to the Purchaser to remedy the same within Remedy Period and the Purchaser has failed to remedy the said breach to the Vendors’ satisfaction during the Remedy Period; or

(c)	the Purchaser become unable to pay its debt when due (as defined in Companies Act) or have petition and/or resolutions of winding up presented or passed for winding-up of the Purchaser.

(Collectively referred to as “Events of Default”)

10.2	Remedies in General

10.2.1	For the purpose of this Clause 10, “Defaulting Party” means the Purchaser or the Vendors (collectively and not any Vendor singularly) who commits an Event of Default and “Non-Defaulting Party” shall be construed accordingly.

10.2.2	Upon the occurrence of any Event of Default, the Non-Defaulting Party may at its election either:

(a)	terminate this Agreement by notice in writing to the Defaulting Party in accordance with Clause 10.3; or

(b)	seek specific performance of this Agreement;

in each case in accordance with the terms of this Agreement, applicable law and/or equity. The election of one remedy shall not preclude the Non-Defaulting Party from pursuing any other right or remedy available under this Agreement, at law or in equity.

10.3	Termination

10.3.1	Termination by Purchaser

Upon the occurrence of any Event of Default under the Clause 10.1.1, the Purchaser shall be entitled to terminate this Agreement by serving a written notice of termination on the Vendors.

10.3.2	Termination by the Vendors

(a)	Upon the occurrence of any event of default under the Clause 10.1.2, the Vendors shall be entitled to terminate this Agreement by service a written notice of termination on the Purchaser.

(b)	This Agreement shall terminate on the date specified in the notice of termination, or if no date is specified, on the date of receipt of such notice by the Defaulting Party.

10.4	Consequences of Termination

10.4.1	If this Agreement is terminated by the Purchaser pursuant to Clause 10.3.1:

(a)	the Vendors shall within seven (7) days from the date of termination refund to the Purchaser the Deposit and all other monies paid by the Purchaser under this Agreement, free of interest, in full;

(b)	where any part of the Balance Purchase Consideration has been satisfied by way of issuance and allotment of TGI Shares to the Vendors and/or the Vendors' Representative, the Vendors or Vendors’ Representative shall within seven (7) days from the date of termination return and transfer to the Purchaser, or to such person as the Purchaser may nominate, all such TGI Shares, free from all Encumbrance. The Vendors shall procure all documents, instructions and actions required to effect such return and transfer;

(c)	the Vendors shall, within seven (7) days from the date of termination, pay to the Purchaser a sum equivalent to the Deposit as liquidated ascertained damages for the by the Vendors’ breach of this Agreement. The Vendors’ liability under this provision shall be joint and several, and the Purchase Consideration Distribution Ratio shall not limit the Purchaser’s right to recover the full amount from any one or more of the Vendors; and

(d)	the above shall be without prejudice to any other rights or remedies available to the Purchaser under this Agreement, at law or in equity.

10.4.2	If this Agreement is terminated by the Vendors pursuant to Clause 10.3.2:

(a)	the Deposit paid by the Purchaser to the Vendors shall be forfeited by and retained by the Vendors as liquidated ascertained damages, with each Vendor being entitled to retain such portion of the Deposit in accordance with the Purchase Consideration Distribution Ratio;

(b)	the Vendors shall return to the Purchaser all documents delivered by the Purchaser to the Vendors or the Company in connection with this Agreement within seven (7) days from the date of termination; and

(c)	the above shall be without prejudice to any other rights or remedies available to the Vendors under this Agreement, at law or in equity.

10.4.3	In the event that the Stamped STF is unable to be registered in favour of the Purchaser within the period stipulated in Clause 6.6 without any fault of the Purchaser, the Purchaser shall be entitled to terminate this Agreement forthwith and the consequences set out in Clause 10.4.1 shall apply

11.	Confidentiality

11.1	Confidential Information to Be Kept Confidential

Each Party shall keep confidential and shall procure that its respective employees, directors, officers, agents and nominees keep confidential all Confidential Information, and shall not, and shall procure that its respective employees, directors, officers, agents and nominees shall not, use and/or disclose such Confidential Information except as permitted or required by law, or with the written consent of the other Party, or in accordance with the order of a court of competent jurisdiction, or until the recipient of such Confidential Information can reasonably demonstrate:

(a)	that it is or part of it is, in the public domain (other than as a result of disclosure in violation of its obligation pursuant to this Clause 11), whereupon, to the extent that it is public, this obligation shall cease; or

(b)	that disclosure of Confidential Information is or becomes required by operation of Applicable Law including without limitation, pursuant to court proceedings, court order, applicable stock exchange or governmental regulation and/or otherwise by legal process (but only to the extent so required);

(c)	that Confidential Information is disclosed pursuant to the rules of any applicable stock exchange;

(d)	disclosure is required by a securities exchange or regulatory or governmental body to which that Party is subject or submits wherever situated, whether or not the requirement for information has the force of law; or

(e)	disclosure is necessary to be made to a Party’s financial advisers, legal advisers, technical advisers, financiers and potential financiers, shareholders and ultimate shareholders in connection with the acquisition or disposal of the Sale Shares;

and in all such cases, this obligation shall cease but only to the extent required under the respective circumstances.

11.2	Parties to Minimise Risk of Disclosure

The Parties shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only those of their directors, employees, servants and agents whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

11.3	Parties Not to Use Confidential Information

Each of the Parties will not use, either while it is a Party to this Agreement or thereafter, in a manner prejudicial or detrimental to the interests of any Party, any Confidential Information of the other Party.

11.4	Obligations in This Clause to Endure

The obligations contained in this Clause shall continue to apply, even after the termination of this Agreement, without limit in point of time except and until any Confidential Information falls within the provisions of sub-clauses 11.1(a), (b), (c), (d) or (e).

12.	Notices

12.1	Service of Notice

Except as stipulated in this Agreement, a notice, letter or other communication required or permitted (the “Communication”), under this Agreement or by any written law related, ancillary or incidental to this Agreement, shall be served to the other Party in a manner as follows:-

(a)	by leaving a copy of the Communication at that Party’s current address of service; or

(b)	by mailing the original copy of the Communication vide acknowledge receipt registered post addressed to that Party at the Party’s current address for service.

12.2	Time of Service

Unless specified otherwise in this Agreement, a Communication is deemed served:

(a)	If served personally or left at the Party’s current postal address for service, upon service; or

(b)	if posted by acknowledge receipt registered post within Malaysia to a Malaysian address, five (5) Business Days after posting, and in any other case, ten (10) Business Days after posting;

if a Party receive Communication by method (a) after 1600 hours local time of the place of receipt or on a day which is not a Business Day, the service is deemed completed at 0900 hours local time on the next Business Day.

13.	General

13.1	Governing Law and Jurisdiction

This Agreement is governed by and is to be construed in accordance with the laws of Malaysia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Malaysia and waives any right to object to proceedings being brought in those courts.

13.2	Legal Costs and Stamp Duty

13.2.1	Unless otherwise stated herein, Parties shall bear their own expenses respectively in relation to the negotiation, preparation and execution of this Agreement and other documents related, ancillary and incidental to this Agreement. Any stamp duty related to Agreement and other documents related, ancillary and incidental to this Agreement, including but not limited to any stamping of the share transfer form making it to become stamped share transfer form shall be borne by the Purchaser.

13.2.2	In the event of any arbitration or litigation, including breach, enforcement or interpretation, arising out of this Agreement, the prevailing Party of such litigation shall be entitled to recover reasonable legal fees, costs, and expenses, including pre-litigation, litigation and appellate legal fees and costs (on a solicitors-client basis).

13.2.3	Each Party shall bear its own solicitors’ cost in negotiating, finalising and executing this Agreement.

13.3	Waiver and Exercise of Rights

13.3.1	A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

13.3.2	No Party will be liable for any loss or expenses incurred by another Party caused or contributed to by waiver, attempted exercise, failure to exercise or delay in the exercise of a right.

13.4	Assignment and Successor Bound

13.4.1	Neither party may assign, transfer or otherwise dispose of any of its right or obligations under the Agreement, in whole or in part, without the prior written consent of the other party.

13.4.2	Subject to the foregoing, this Agreement shall be binding upon and enure for the benefit of the Parties and their respective successors-in-title, permitted assigns and, where applicable personal representatives.

13.5	Written Consent

Where any written consent is required from any of the Party, such written consent shall not be unreasonably withheld.

13.6	Illegality and Severability of Provisions

13.6.1	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect its legality, validity or enforceability under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

13.6.2	If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read on its own to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

13.6.3	If it is not possible to read down the provision as required in this clause, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or the other provisions in this Agreement.

13.7	Counterparts

This Agreement may be executed in any number of counterparts all of which taken together constitute one instrument.

13.8	Entire Agreement

Unless otherwise expressly stated in any duly stamped addendum or instrument for the purpose of novation, amendment and/ or supplementary to this Agreement, this Agreement constitutes the entire agreement between the Parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the Parties hereto in relation to such matters.

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schedule 1

locked box account

[to be insert]

IN WITHNESS WHEREOF the hands of the parties or their duly authorised representatives the day and year first above written.

Signed by the Vendors

Signed by
Wong Lai Hoong
(NRIC No. 911112-10-5964)
/s/ Wong Lai Hoong

Signed by
Chan Chee Kae
(NRIC No. 921028-14-5081)
/s/ Chan Chee Kae

Signed by
Angie Wong Lai Mun
(NRIC No. 901127-10-5124)
/s/ Angie Wong Lai Mun

Signed by
Ong Si Zhong
(NRIC No. 920406-14-6213)
in the presence of
/s/ Ong Si Zhong

Signed by the Purchaser

Signed for and on behalf of
the Purchaser
Tadaa Capital Sdn Bhd
[Company Registration No:
202501039949 (1641358-K)]

in the presence of

/s/ Vincent Tan	/s/ Teo Chong Chan
Witness	Director
Name: Vincent Tan	Name: Teo Chong Chan
NRIC No. [***]	NRIC No. [***]